UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
November 7, 2005 (November 4, 2005)
Date of report (Date of earliest event reported)
MATRIX BANCORP, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-21231	84-1233716

(State or other jurisdiction of incorporation)	(Commission file number) identification no.)	(I.R.S. employer

700 17th Street, Suite 2100 Denver, Colorado	80202

(Address of principal executive offices)	(Zip Code)
(303) 595-9898
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     We are proposing to conduct a private offering of our common stock, par value $0.0001. We will use the proceeds from the private offering to fund and commence an issuer tender offer to purchase shares of our common stock at a proposed price of $21.00 per share. It is anticipated that the tender offer will be commenced shortly after the completion of the proposed offering.
     We have assembled a proposed new management team, who will assume positions with us upon the closing of the private offering and the concurrent resignations of certain of our senior executive officers. Our proposed new management team has proposed the transactions described herein, as well as the adoption of the business strategy discussed herein.
     In connection with the proposed private offering and the proposed issuer tender offer, we will be entering into certain material definitive agreements. The descriptions of these material definitive agreements are contained in Item 7.01 under the headings “Matrix Bancorp, Inc. Issuer Tender Offer—Tendering Stockholders Agreements; Severance Arrangements with Our Current Management—Retention, Separation and Release Agreements; —Severance, Separation and Release Agreements; and — Payments of 2005 Accrued Bonuses” and are hereby incorporated by reference into this Item 1.01.
Item 1.02 Termination of a Material Definitive Agreement.
     The description of the termination of certain change in control agreements is contained in Item 7.01 under the heading “Severance Arrangements with Our Current Management—Retention, Separation and Release Agreements” and is hereby incorporated by reference into this Item 1.02.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     (a) The discussion of the resignations of Messrs. David Frank, Richard V. Schmitz and D. Mark Spencer as directors on our board of directors, which is anticipated to occur upon the completion of the private offering, is contained in Item 7.01 under the heading “Severance Arrangements with Our Current Management—Severance, Separation and Release Agreements” and is hereby incorporated by reference into this Item 5.02(a).
     (b) The discussion of the resignations of Messrs. Richard V. Schmitz and D. Mark Spencer as our co-chief executive officers, which is anticipated to occur upon the completion of the private offering, and the resignation, as of June 30, 2006, of Mr. David Kloos as our chief financial officer, is contained in Item 7.01 under the headings “Severance Arrangements with Our Current Management—Severance, Separation and Release Agreements and —Retention, Separation and Release Agreements,” respectively, and is hereby incorporated by reference into this Item 5.02(b).

Item 7.01 Regulation FD Disclosure.
     The information contained in this Report includes statements about future events and expectations, which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this Report that address activities, events or developments that we expect or anticipate will or may occur in the future are forward looking statements. These statements include: (i) statements about future operations and financial performance; (ii) plans and programs relating to business strategies; (iii) business integration and expansion; and (iv) future costs, cost savings, reductions and earnings. Generally, these statements are indicated by words or phrases such as “will,” “should,” “believe,” “anticipate,” “expect,” “intend,” “project,” “estimate,” “predict,” “plan” and similar words or expressions. Forward-looking statements are made on the basis of our current expectations based upon information known to us and are subject to risks, uncertainties and assumptions. We undertake no duty to update these statements. Actual future events and circumstances, including future performance, results, achievements and trends, express or implied, may differ materially from those set forth in these statements due to various factors. The factors that might cause these differences include, but are not limited to: (i) our success in implementing our new business strategy; (ii) general economic conditions, including their impact on interest rates; (iii) business conditions in the financial services industry; (iv) the regulatory environment; (iv) rapidly changing technology and evolving banking industry standards; (v) competitive factors, including increased competition with community, regional and national financial institutions; (vi) new services and products offered by our competitors; (vii) our ability to attract and retain skilled personnel; (viii) potential fluctuations in our operating results; and (ix) establishing and expanding our lending capabilities. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, intended or believed.
Matrix Bancorp, Inc. Private Offering
     We are proposing to conduct a private offering of 6,400,000 shares of our common stock in compliance with Rule 506 of Regulation D under the Securities Act of 1933, or the Securities Act. The private offering will only be made to “accredited investors” within the meaning of Regulation D and the offering price will be $21.00 per share. We plan to use the estimated $117.4 million of net proceeds of the private offering (after deducting an aggregate of $17.4 million of estimated placement agent fees and other estimated after-tax offering and severance expenses payable by us) to fund an issuer tender offer to purchase shares of our common stock at a proposed price of $21.00 per share. We plan to commence the tender offer shortly after the completion of the private offering, which is anticipated to close in early December 2005. Any proceeds remaining following consummation of the tender offer may be utilized to redeem up to $5.0 million of our 10.0% junior subordinated debentures due 2029, which are currently callable at par, and, to the extent any further proceeds remain, for general corporate purposes. In connection with the private offering, we will not sell in excess of 9.9% of the total number of outstanding shares of our common stock, calculated on both a pre-offering and post-offering basis, to any individual or entity or group of individuals or entities acting in concert.

     The common stock to be sold in the private offering has not been registered under the Securities Act and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements of the Securities Act.
Matrix Bancorp, Inc. Issuer Tender Offer
     Shortly after completion of the proposed private offering, our proposed new management team intends to conduct an issuer tender offer for shares of our common stock that will be funded by the net proceeds of the private offering. All of our current shareholders will be able to participate in the tender offer and sell their common stock at the same price and terms; however, purchasers of common stock in the private offering, as a condition of their purchase, must agree not to tender such purchased shares of common stock in the tender offer. In addition, Guy A. Gibson, the proposed new chairman of our board of directors, has indicated that he will not participate in the tender offer.
     Tendering Stockholders Agreements. In connection with the proposed tender offer, on November 4, 2005, we entered into Tendering Stockholders Agreements with each of Messrs. Schmitz, Spencer, Kloos and McConnell. Pursuant to the terms of the tendering agreements, each of Messrs. Schmitz, Spencer, Kloos and McConnell have agreed to tender any and all shares of our common stock that each owns, directly or indirectly, beneficially or otherwise, in the proposed tender offer at a price of $21.00 per share. As of October 31, 2005, Messrs. Schmitz, Spencer, Kloos and McConnell collectively owned 2.46 million shares, or 37.2% of the total number of outstanding shares of our common stock. On November 2, 2005, we also entered into Tendering Stockholders Agreements with certain institutional investors, who as of October 31, 2005 collectively had investment discretion over 693,588 shares, or 10.5% of the total number of outstanding shares of our common stock, to tender all of their shares of common stock in the proposed tender offer.
     Holders of our common stock are advised to read our Tender Offer Statement when it becomes available, as it will contain important information regarding the tender offer. We will notify all of our common stock holders when the Tender Offer Statement becomes available. When available, our common stock holders may get the Tender Offer Statement and other filed documents related to the tender offer for free at the U.S. Securities and Exchange Commission’s web site (www.sec.gov). In addition, our common stock holders may request a free copy of the Tender Offer Statement and other documents related to the tender offer from us.
New Management Team following the Private Offering
     Following completion of the private offering, certain of our current senior executive officers and directors will resign and will be replaced by, among others, the following directors and executive officers:
•	Scot T. Wetzel will be elected as a director and will serve as our president and chief executive officer. Mr. Wetzel will also serve as chairman of the board of directors, president and chief executive officer of our subsidiary, Matrix Capital Bank, or the Bank. From November 2000 through August 2005, Mr. Wetzel served as president of the Colorado division of Compass

Bancshares, Inc. Prior to Compass Bancshares, from 1991 to 2000, Mr. Wetzel was employed by KeyBank, most recently as senior vice president and sales leader of corporate banking in Colorado.

•	William D. Snider will be elected as a director and vice-chariman of our board of directors upon the election of at least one additional independent director to the board of directors and, commencing in January 2006, will serve as head of finance and risk-management. From 2001 to present, Mr. Snider has served as a director of Native American Bank, N.A. From January 2005 until his resignation from such position, which is expected to be effective in January 2006, Mr. Snider also served as interim chief executive officer of Native American Bank. Mr. Snider has served as the chief financial officer at CoBank and TransOhio Bank and from 1986 to 1990 served as group head treasury at Continental Bank Corporation. From March 1999 until January 2001, Mr. Snider served as chief financial officer at Metropolitan Mortgage & Securities Co., Inc. and served on its board of directors from 2001 until 2003. Metropolitan Mortgage & Securities Co., Inc. filed for federal bankruptcy protection in February 2004.

•	Michael J. McCloskey will serve as our chief operating officer with responsibility for all of our non-bank subsidiaries. Since 2003, Mr. McCloskey has served as executive vice president of G2 Holding Corp. In addition, Mr. McCloskey is currently a managing director of Milestone Merchant Partners, LLC engaged in providing financial and restructuring advice to the Air Line Pilots Association regarding the restructuring of America West Airlines and Delta Air Lines. Milestone Merchant Partners, LLC is an affiliate of Milestone Advisors, LLC, a firm that will receive compensation from us for financial advisory services in connection with the proposed private offering.

•	Guy A. Gibson will be elected as a director and will serve as chairman of our board of directors. Mr. Gibson, our co-founder, served as our president from 1992 through June 2002 before resigning to found G2 Holding Corp., which owned and controlled Legent Clearing LLC, a securities clearing firm, until its sale in February 2005. Mr. Gibson will not participate in the private offering or the tender offer and, upon completion of the private offering and the tender offer, is expected to be our largest shareholder, with approximately 1.15 million shares of common stock, which represented 17.4% of the total number of outstanding shares of our common stock as of September 30, 2005.
Proposed New Business Strategy of New Management Team
     Under the direction of our proposed new management team, we intend to utilize our existing infrastructure and reporting and accounting systems as well as the income and equity generated from our wholesale banking operations to fund the expansion of our community banking franchise in order to serve the needs of small to medium sized businesses and individuals in the Colorado Front Range market. The objective of our proposed new management team is to expand our community banking and lending activities through the recruitment of experienced community bankers, develop a branch network within such market, and build a balance sheet of traditional loan and deposit products.

The specific elements of our proposed business strategy consist of:

•	Our proposed new management team intends to hire approximately 11 senior community bank lenders and an appropriate number of other administrative support staff to execute our proposed business strategy.

•	Our proposed new management team anticipates expanding the Bank’s branch distribution network. Our proposed new management team has identified five geographic locations that meet selected parameters of our community banking strategy. These target markets include Central Denver, Cherry Creek, the Denver Tech Center, Boulder County and Fort Collins.

•	In addition to our historical institutional deposit growth strategy, our proposed new management team anticipates growing the Bank’s core deposits with noninterest-bearing demand deposits and interest-bearing commercial and retail deposits from local businesses and individuals. Our proposed new management team also intends to expand the Bank’s direct originations of multi-family residential, construction, commercial real estate, commercial business and single-family residential loans that are secured by properties and/or made to borrowers located in the Colorado Front Range market.

The current composition of our deposit accounts (including custodial escrow accounts) as of September 30, 2005 is as follows:

	At September 30,		At December 31,
	2005		2004		2003
	Amount	Percentage	Amount	Percentage	Amount	Percentage
	(dollars in thousands)
Affiliate deposits	$344,657	27.8%	$287,605	24.5%	$355,198	33.5%
Institutional	815,305	65.6	624,199	53.3	400,721	37.8
Retail	10,272	0.8	6,768	0.6	92,043	8.7
CD’s	4,188	0.3	4,317	0.4	106,955	10.1
Brokered CD’s	68,136	5.5	247,868	21.2	104,608	9.9

Total deposits	$1,242,558	100.0%	$1,170,757	100.0%	$1,059,525	100.0%

The following table presents information on our current loans receivable, net at September 30, 2005:

	At September 30,
	2005
	Amount	Percentage
	(dollars in thousands)
Single-family residential loans (1)(2)	$1,026,962	75.1%
Multi-family residential loans (2)(3)	75,727	5.5
Commercial real estate and commercial business loans	107,066	7.8
Small Business Administration (“SBA”) loans (2)(4)	93,457	6.8
Construction loans (3)	29,399	2.2
Charter school loans (2)	24,779	1.8
Consumer and other loans	10,912	0.8

Total loans	1,368,302	100.0%

Less allowance for loan losses.	(10,855)
Deferred fees	12,849

Loans receivable, net	$1,370,296

(1)	As of September 30, 2005, approximately 12.0% of our single-family residential loans had fixed rates. As of such date, of the approximately 88.0% of such loans with adjustable rates, approximately 49.8% adjust within six months, approximately 13.2% adjust within one year and approximately 25.0% adjust after one year.

(2)	As of September 30, 2005, included $778.3 million of single-family residential loans, $73.4 million of multi-family residential loans, $68.6 million of SBA loans and $24.8 million of charter school loans, all of which were classified as held for sale.

(3)	As of September 30, 2005, all of such loans had adjustable rates.

(4)	As of September 30, 2005, included $24.9 million of unguaranteed SBA loans with an average balance of $71,000.
•	Our proposed new management team intends to originate and purchase shorter-term and adjustable-rate assets. The Bank currently maintains an interest sensitivity profile of neutral to slightly asset sensitive. At June 30, 2005, the Bank had $1.33 billion of assets that either mature or are expected to reprice within one year or less, as compared to $1.29 billion of liabilities with similar characteristics. Consequently, at June 30, 2005, the Bank had a positive one-year cumulative gap position of $38.3 million or 2.0% of total assets. Although information as of September 30, 2005 is unavailable, current management of the Bank does not anticipate that its one-year cumulative gap position has changed significantly since June 30, 2005.

The Bank utilizes an interest rate sensitivity model designed for financial institutions which incorporates detailed information with respect to the Bank’s loans, investments, deposits and borrowings. A short-term interest rate risk metric in the model is the implied change in net interest income over the next 12 months due to an immediate, parallel interest rate change of +/- 200 basis points. Employing the above metric to the Bank’s financial position as of June 30, 2005, this model would imply a change in the

Bank’s net interest income of a negative 4.54% in the event of a positive 200 basis point change and a negative 0.52% in the event of a negative 200 basis point change. A longer-term measure of interest rate risk is the implied change in estimated net portfolio value, or NPV, resulting from the application of immediate, parallel changes in interest rates. Based upon the implied interest rate changes at June 30, 2005, a 200 basis point increase in rates would result in a 3% increase in NPV. June 30, 2005 is the latest date such information is available and current management believes that the assumptions used in its interest sensitivity analysis to evaluate interest rate risk approximate actual experience and considers them to be reasonable. However, the interest rate sensitivity of our assets and liabilities and the estimated effects of changes in interest rates on our net interest income and NPV could vary substantially if different assumptions were used or if actual experience differs from the projections on which they are based.

•	Our proposed new management team anticipates disposing of the following assets following consummation of the private offering and the tender offer:
—	The marketing and selling in a sale-leaseback transaction of our office building in downtown Denver where our headquarters are located. Following such sale, if completed, the Bank intends to continue to lease the space it currently occupies and may agree to lease additional space to a total of approximately 40% of the headquarters facility.

—	The monetization of $45.0 million of New Market Tax Credits that were awarded to us during 2004. New Market Tax Credits were created by federal law in 2000 to encourage investments in, or loans to, qualified businesses within designated low income geographic areas.

—	The exercise of our put option for our remaining 25% interest in a former subsidiary, Matrix Asset Management, LLC, or Matrix Asset, which our proposed new management team expects to result in proceeds to us of not less than $2.5 million.
Our proposed new management team anticipates that we will recognize after-tax gains of approximately $11.2 million as a result of the foregoing actions. However, no assurance can be made that the after-tax gains from such actions will amount to $11.2 million, that all or part of such actions will occur or that such actions will occur within the timeframes contemplated by our proposed new management team.

While our proposed new management team does not presently intend to dispose of any other operations or assets, they will continue to evaluate our business operations and performance and may sell other businesses or assets when they believe that such sales are in our best interests.

     Our proposed new management team has made the following assumptions with regard to our future operations:
—	Our proposed new management team intends to open new branches of the Bank commencing in June 2006 until the Bank has opened at least five branches, subject to applicable regulatory approval.

—	To support the expansion of our community banking operations, our proposed new management team contemplates adding approximately 11 new senior community bank lenders in 2006 and approximately four additional senior community bank lenders in 2007. In addition, our proposed new management team contemplates hiring credit administration, loan review and other personnel to support our branch offices.

—	Our proposed new management team has established a production target for net, new community bank loans of $160 million and $235 million in 2006 and 2007, respectively. Our proposed new management team anticipates that these new loans will pay periodic interest calculated based on a floating rate index. In addition, our proposed new management team has established net deposit growth goals of $150 million and $205 million, consisting of new demand and interest-bearing deposits, for 2006 and 2007, respectively.

—	To fund our new community banking business, our proposed new management team anticipates that our liabilities will remain approximately in the same proportion as they appear on our balance sheet at September 30, 2005, and that the Bank will increase deposits in the form of demand, NOW and money market accounts from commercial and retail customers of the Bank, as described above, as well as from institutional client deposit growth.
     We can provide no assurance that the assumptions and expectations of our proposed new management team set forth above will be realized or, that if realized, such assumptions and expectations will be realized within the timeframes contemplated.
     At September 30, 2005, our single-family residential loan portfolio amounted to approximately $1.0 billion, 88.0% of which consisted of adjustable-rate loans. During the year ended December 31, 2004 and the nine months ended September 30, 2005, the Bank incurred net credit losses of less than 7 basis points and 1 basis point annualized, respectively, on its acquired single-family residential loan portfolio. During the nine months ended September 30, 2005 and the year ended December 31, 2004, the Bank’s ratio of net loan charge-offs to average loans amounted to 0.09% (annualized) and 0.09%, respectively.
Severance Arrangements with Our Current Management
     Retention, Separation and Release Agreements. On November 4, 2005, we entered into Retention, Separation and Release Agreements with our current senior vice president and chief financial officer, David W. Kloos, and our current senior vice president, secretary and general counsel, T. Allen McConnell, which will become effective upon the closing of the private offering. These retention agreements will provide that each executive will remain in their current positions with us until June 30, 2006. The retention agreements with Messrs. Kloos and McConnell will provide for us to pay a retention fee of $81,250 and $62,500 to each of Messrs. Kloos and McConnell, respectively, on March 31, 2006 and June 30, 2006, in addition to such individual’s current base salary as in effect at September 30, 2005. Furthermore, for a period of up to 12 months following their termination or resignation of employment, we will reimburse to each of Messrs. Kloos and McConnell the amount of their monthly COBRA payment that would have been paid by us had each been employed by us. Also under the terms of the retention agreements, Messrs. Kloos and McConnell agreed to cancel and terminate their change in control agreements with us and in exchange we have agreed to pay $765,000 and $584,000, respectively. Such payments will be paid effective upon consummation of the private offering.
     Under the terms of the retention agreements, Messrs. Kloos and McConnell have agreed that each will not disclose our trade secrets or confidential or proprietary information and, for a period of twelve (12) months from their termination or resignation of employment, they will not, directly or indirectly, (x) solicit, induce or hire or attempt to solicit, induce or hire any of our employees, officers, representatives, consultants, or other agents or any of their affiliates to leave our employ or any affiliate’s employ or otherwise interfere with the employment relationship between any such person and us; (y) solicit, induce or hire or attempt to solicit, induce or hire any of our former employees, officers, representatives, consultants or other agents or any of their affiliates, except for any employee, officer, representative, consultant or agent who is terminated by us or our affiliates for other than cause, or otherwise interfere with the employment or business relationship between any such person and us; or (z) solicit or attempt to divert any of our clients or customers or those of any of our affiliates as of or prior to their resignation date for the purpose of obtaining an economic benefit.
     Severance, Separation and Release Agreements. On November 4, 2005, we entered into Severance, Separation and Release Agreements with our co-chief executive officers and directors, Richard V. Schmitz and D. Mark Spencer, which will become effective upon completion of the private offering. Messrs. Schmitz and Spencer will each be resigning from our board of directors and resigning as our co-chief executive officers upon the agreement becoming effective. Pursuant to the terms of the separation agreements, we agreed to make severance payments of $1.0 million to each of Messrs. Schmitz and Spencer and, for a period of up to 12 months following their resignation, to reimburse each of Messrs. Schmitz and Spencer the amount of their monthly COBRA payment that would have been paid by us had each been employed by us. Messrs. Schmitz and Spencer have agreed that they will not disclose our trade secrets or confidential or proprietary information and, for a period of twelve (12) months from the effective date of their resignations, each of Messrs. Schmitz and Spencer have agreed that they will not, directly or indirectly, (w) solicit, induce or hire or attempt to solicit, induce or hire any of our employees, officers, representatives, consultants, or other agents or any of their affiliates to leave our employ or any affiliate’s employ or otherwise interfere with the employment relationship between any such person and us; (x) solicit, induce or hire or attempt to solicit, induce or hire any of our former employees, officers, representatives, consultants or other agents or any of their affiliates, except for any employee, officer, representative, consultant or agent who is terminated by us or our affiliates for other than cause, or otherwise interfere with the employment or business relationship between any such person and us; (y) solicit or attempt to divert any of our clients or customers or those of any of our affiliates as of or prior to their resignation date for the purpose of obtaining an economic benefit; or (z) engage in the States of Colorado, Arizona, Texas, Tennessee or California in any business, directly or through any enterprise or other entity, that conducts the same business conducted by us or our affiliates.
     On November 4, 2005, we also entered into a Severance, Separation and Release Agreement with our director, Mr. David Frank, who will be resigning from our board of directors and service on our audit committee, nominating/governance committee and compensation committee effective upon completion of the private offering. Pursuant to this severance agreement, we will make a severance payment in the amount of $75,000 to Mr. Frank, as well as paying our portion of Mr. Frank’s COBRA payment for a period of 18 months after his resignation.
     Payments of 2005 Accrued Bonuses. At the completion of the private offering we will make payment of accrued 2005 bonuses to Messrs. Kloos, McConnell, Schmitz and Spencer. We also anticipate paying at the end of the calendar year cash bonuses for 2005 performance to all other eligible employees in such amounts that are consistent with our past practices. Bonuses to be received by Messrs. Kloos, McConnell, Schmitz and Spencer were determined in accordance with our annual incentive plan for our executive officers. The compensation committee of the board of directors administers and makes determinations of salary and bonuses executive officers are to receive under the incentive plan. The amounts that each of the four executive officers will receive under the incentive plan were determined by the compensation committee in its discretion. The compensation committee met in November 2005 and determined that Messrs. Kloos, McConnell, Schmitz and Spencer would receive bonuses of $122,500, $100,000, $100,000 and $100,000, respectively.
Arrangements with Proposed New Management and Former Management
     Employment Agreement. We expect to enter into an employment agreement with Scot T. Wetzel, which will become effective upon the consummation of the private offering and that will provide that Mr. Wetzel will serve as our president and chief executive officer and the president and chief executive officer of the Bank for a three-year period beginning on the effective date of the agreement or until we terminate his employment or he resigns, if earlier. The agreement will provide that Mr. Wetzel will receive an initial, one-time payment of $100,000 and a base salary of $300,000 per year, participation in our 1996 amended and restated stock option plan, and eligibility for our employee benefit plans and other benefits provided in the same manner and to the same extent as to our other executive officers. Mr. Wetzel’s contract will provide that, in the event that his contract is not renewed at its expiration, Mr. Wetzel will receive, at a minimum, a one year continuation of his then current annual salary plus such other benefits as may be determined in the discretion of our board of directors’ compensation committee.
     Mr. Wetzel’s employment agreement will provide that he will receive severance benefits if we voluntarily terminate his employment for any reason other than “cause” (as defined in the agreement) or if he terminates his employment for “good reason” (as defined in the agreement) (collectively, “Early Termination”). In the event of Early Termination, Mr. Wetzel will be entitled to the greater of: (x) any unpaid base salary due Mr. Wetzel pursuant to the remaining term of his employment agreement and any vacation time and vested benefits as required by the terms of any employee benefit plan or program; or (y) one times his annual base salary. At the discretion of our board of directors’ compensation committee, Mr. Wetzel may also receive other benefits while he is employed by us and in the event of his termination, including, among others, the continuation of health care benefits following the termination of his employment.
     Mr. Wetzel’s employment agreement also contains confidentiality provisions and a covenant not to solicit employees or clients during his employment term and for the first year of any period that Mr. Wetzel is receiving any salary continuation payments from us.
     Option Grants to New Officers and Directors. At the closing of the private offering, we intend to grant stock options to purchase 357,143 shares of our common stock to members of our proposed new management team. The stock options will have an exercise price equal to the per share price of the private offering of $21.00 and will vest over a five year period. It is expected that Messrs. McCloskey, Snider and Wetzel will receive stock options to purchase 107,143 shares, 40,000 shares and 200,000 shares, respectively.
     Indemnification Agreements. We intend to enter into indemnification agreements with each new director and executive officer joining us, as well as each of our resigning directors and executive officers upon completion of the private offering. The indemnification agreements will provide, among other things, that we will indemnify each person to the maximum extent permitted by our articles of incorporation and bylaws and Colorado law.
     Expense Reimbursement to be Paid to G2 Holding Corp. We entered into a letter agreement with G2 Holding Corp. whereby, subject to consummation of the offering, G2 Holding Corp. will be reimbursed for its actual reasonable out-of-pocket expenses in connection with this transaction, including legal, travel and salary paid to date for Mr. Wetzel. G2 Holding Corp. will also be reimbursed for certain expenses associated with recruiting and assembling the proposed new management team. Such reimbursement will amount to $1,350,000, of which $510,000 will be paid in cash and $840,000 will be paid in common stock. A portion of the cash component of G2 Holding Corp.’s reimbursement shall be paid to Milestone Advisors, LLC, or Milestone, as compensation for its financial advisory services to us. Mr. Gibson, our proposed chairman, is the chairman and controlling shareholder of G2 Holding Corp., Mr. McCloskey, our proposed chief operating officer, is an executive vice president of G2 Holding Corp. and a managing director of an affiliate of Milestone, and Mr. Wetzel, our proposed president and chief executive officer, is a consultant for G2 Holding Corp.
Redemption of Stock Options
     We anticipate that we will negotiate with the holders of stock options granted under our amended and restated 1996 stock option plan for the redemption of their options. Each holder of an option to purchase shares of our common stock who enters into a redemption agreement with us will be entitled to receive for each option, a cash payment equal to the difference between the (i) cash consideration paid to holders of common stock in the issuer tender offer and (ii) the applicable option exercise price. Based upon the anticipated issuer tender offer price of $21.00 per share and assuming no options are exercised, approximately $4.8 million is expected to be paid to option holders in connection with the redemption of such options.
Item 8.01 Other Events.
RISK FACTORS
     If any of the risks discussed in this Report actually occur, our business, financial condition and results of operations could be materially adversely affected. In addition, other risks of which we are not currently aware, which relate to the banking and financial services industries in general, or which we do not now believe are material, may cause earnings to be lower, or impair our future financial condition or results of operations.
RISKS RELATED TO OUR PROPOSED NEW MANAGEMENT’S BUSINESS STRATEGY
We may be unable to successfully implement our proposed new management’s business strategy.
     Our proposed new management team intends to adopt a traditional, community-focused commercial banking strategy. In order to execute this new business strategy we must, among other things:
•	attract sufficient retail and commercial deposits;

•	attract and maintain business banking relationships with businesses in the Colorado Front Range market;

•	attract and retain experienced commercial and community bankers;

•	identify and pursue suitable opportunities for opening new branches in the Colorado Front Range market; and

•	maintain adequate regulatory capital and comply with applicable federal and state regulations.
Failure to achieve these strategic goals could adversely affect our ability to successfully implement our new business strategies and our overall financial condition and results of operations.
The Bank may not receive regulatory approval from its regulators to open new branches.
     As part of our proposed new management’s business strategy, we plan to expand the business and operations of the Bank, through the opening of new branches. There is no assurance that the Bank will receive regulatory approval from its primary regulator, the Office of Thrift Supervision, or the OTS, to open new branches or that if the Bank receives approval for the new branches, that it will be able to successfully operate such branches.

The Bank’s expansion of its direct originations of residential and commercial loans may be adversely impacted by rising interest rates.
     Over the past several years financial institutions have been operating in a low interest rate environment, which has fostered growth in residential and commercial lending and increased loan volumes. A rapid or substantial increase in interest rates during the time our proposed new management team plans to expand the Bank’s retail franchise may thereafter result in decreased demand for loans and slower growth of the Bank’s traditional community banking business, which may adversely effect our results of operations and financial condition.
We may not be able to effectively manage our proposed growth.
     Our proposed new management’s business strategy contemplates, in part, an increase in our franchise value through the development of a branch network for the Bank, the increase in retail and commercial deposits and use of such funds to originate higher yielding traditional loan products. The expansion plans of our proposed new management team may significantly burden our infrastructure, and our senior management may be unable to oversee such expansion successfully or be able to effectively manage the development of our new business lines.
No assurance can be made that our proposed new management team’s anticipated asset dispositions will be accomplished or that other strategies may be undertaken.
     Our proposed new management team contemplates disposing of certain assets, including marketing and selling in a sale-leaseback transaction our office building in downtown Denver where our headquarters are located. They also intend to monetize the remaining $45.0 million allocation of New Market Tax Credits that were awarded to us during 2004. Furthermore, our proposed new management team intends to exercise a put option for our remaining 25% interest in a former subsidiary, Matrix Asset Management LLC, which they expect to result in proceeds to us of not less than $2.5 million. We cannot assure you that any or all of the dispositions discussed above will be accomplished or that anticipated returns will be realized. In addition, while our proposed new management team does not presently intend to dispose of any other operations or assets, they will continue to evaluate our business operations and performance and may sell other business or assets when they believe that such sales are in our best interests.
Changes in economic conditions in the Colorado Front Range market could have a material adverse effect upon the implementation and success of our new business strategy.
     The implementation and success of our proposed new business strategy depends primarily on the general economic conditions of the Colorado Front Range market. The local economic conditions in our market area will have a significant impact on residential and commercial loans originated, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would affect these local economic conditions in our market area and could adversely affect our financial condition and results of operations.

Our past operating results and financial condition will likely not be representative of our future results and financial condition.
     Over the last several years, we have sold our interest in various subsidiaries, sold bank branches and discontinued certain operations. In addition, our proposed new management team expects to implement our strategic plan to expand the retail operations of the Bank, through the opening of new branches and expand the Bank’s direct originations of residential and commercial loans. These changes in our operations and new business strategies will make period-to-period comparisons difficult and our past operating results and financial condition will likely not be indicative of our future results and financial condition.
RISKS RELATED TO OUR BUSINESS
The Bank relies on institutional deposits and the Bank must offer competitive interest rates and services in order to attract and retain such deposits.
     As of September 30, 2005, approximately $815.3 million, or 65.6%, of the Bank’s total deposits are funds deposited as a result of unaffiliated institutional relationships maintained by the Bank. Institutional depositors generally are more sensitive to interest rate levels due to the amount of money they maintain on deposit than retail consumers who bank at a branch office. The Bank’s future success in retaining and attracting institutional depositors depends, in part, on the Bank’s ability to offer competitive rates and services. If the Bank loses one or more of these institutional relationships, its liquidity, profitability and results of operations may be significantly and adversely affected.
The Bank relies upon brokered deposits, which are potentially volatile and subject to withdrawal by customers.
     As of September 30, 2005, $68.1 million, or 5.8%, of the Bank’s total deposits represented brokered deposits. Brokered deposits are deposits that we obtain from or through a deposit broker. Brokered deposits are considered to be volatile and could be subject to withdrawal. The Bank must offer competitive interest rates on its brokered deposits due to the high level of competition among financial institutions for these deposits. Brokered deposits are priced based on the current general level of interest rates and, unlike retail deposits, do not take into account regional pricing. The Bank’s ability to continue to acquire brokered deposits is subject to its ability to price these deposits at competitive levels, which may substantially increase the Bank’s funding costs. In addition, if the Bank’s capital levels were to fall below “well capitalized” under the Prompt Corrective Action standards of the Federal Deposit Insurance Corporation, or the FDIC, the Bank’s ability to accept, renew or roll over these deposits would be subject to its receiving a waiver from the FDIC. Furthermore, the Bank would be limited on the rate that it could pay for these deposits to 75 basis points over the effective yield on deposits that the Bank offers in its normal market area or the national rate for deposits of comparable maturity. If the Bank were to fail to receive a waiver from the FDIC or if the Bank were otherwise unable to maintain its brokered deposits, its liquidity, profitability and results of operations may be significantly and adversely affected.

     The Bank relies on FHLB system borrowings for secondary and contingent liquidity sources. The Bank utilizes borrowings from the Federal Home Loan Bank, or FHLB, system for secondary and contingent sources of liquidity. Also, from time to time, the Bank utilizes this borrowing source to capitalize on market opportunities to fund investment and loan initiatives. The Bank’s FHLB system borrowings were $575.1 million at September 30, 2005. If the Bank were unable to borrow from the FHLB system, it would have to find alternative sources of liquidity, which, if available, would probably be at a higher cost and on terms that do not match the structure of its liabilities as well as FHLB system borrowings do.
The Bank’s existing and proposed commercial lending activity and the commercial loans that are and will be held in the Bank’s loan portfolio exposes the Bank to credit risks.
     The Bank currently originates and purchases commercial loans, and our proposed new management team expects to expand the Bank’s direct originations of commercial real estate and business loans in the Colorado Front Range market. When originating or purchasing commercial loans, the Bank will undertake an analysis of the credit risk, the value of the underlying collateral and other more intangible factors. The commercial loans held in the Bank’s loan portfolio exposes, and new commercial lending activity will expose, the Bank to risks, particularly in the case of loans to small businesses. These risks include possible errors in the Bank’s credit analysis, the uncertainty of the borrower’s ability to repay the loans, the uncertainty of future economic conditions and the possibility of loan defaults. Commercial lending generally includes higher interest rates and shorter terms of repayment than non-commercial lending. Accordingly, the Bank is subject to greater credit risk with the commercial lending and commercial loans held in its loan portfolio. As of September 30, 2005, the Bank had 18 non-performing commercial real estate loans having an aggregate balance of principal and interest in the amount of $6.2 million, of which $3.1 million was guaranteed by the SBA.
Our business is subject to interest rate risk, and variations in interest rates may negatively affect our financial performance.
     Changes in the interest rate environment may reduce our profits. A substantial portion of our income is derived from the differential, or “spread,” between the interest earned on loans, securities and other interest-earning assets, and the interest paid on deposits, borrowings and other interest-bearing liabilities. Because of the differences in the maturities and repricing characteristics of our interest-earning assets and interest-bearing liabilities, changes in interest rates do not produce equivalent changes in interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Fluctuations in interest rates could adversely affect our interest rate spread and, in turn, our profitability. In addition, loan volumes are affected by market interest rates on loans; rising interest rates generally are associated with a lower volume of loan originations while lower interest rates are usually associated with higher loan originations. Conversely, in rising interest rate environments, loan repayment rates will decline, and in falling interest rate environments, loan repayment rates will increase. In addition, an increase in the general level of interest rates may adversely affect the ability of some borrowers to pay the interest on and principal of their obligations. Changes in interest rates also significantly impact the valuation of our mortgage servicing rights and loans held for sale. Both of these assets are carried at the lower of cost or market. As interest rates decline and mortgage loans prepay faster, mortgage servicing rights decline in value. At September 30, 2005, we had servicing rights of $21.9 million, which is net of an impairment reserve of $2.6 million. Changes in mortgage prepayments, interest rates and other factors can cause the value of this asset to decrease rapidly over a short period of time. Changes in interest rates, prepayment speeds and other factors may also cause the value of our loans held for sale to change. At September 30, 2005, we had $954.5 million of loans classified as held for sale. When interest rates rise, the cost of borrowing increases. Accordingly, changes in levels of market interest rates could materially and adversely affect our net interest spread, asset quality and loan origination volume.
Our investment portfolio includes securities that are sensitive to interest rates and variations in interest rates may result in losses.
     At September 30, 2005, our investment securities aggregated $472.1 million. These securities are sensitive to interest rate fluctuations and amounted to 23.3% of our total assets at September 30, 2005. At September 20, 2005, our investment securities portfolio had an expected weighted average life of 2.3 years and a modified duration of 2.06 years based on an assumed 100 basis point increase in the yield curve and a number of other assumptions. Our proposed new management team anticipates that our investment portfolio may increase or decrease in the future. Our investment portfolio consists primarily of mortgage-backed securities and SBA securities. The value and performance of our investment portfolio is sensitive to changes in the general interest rates and economic downturns. Decreases in the market value of our investment portfolio and declining interest rates could reduce the performance of the investment portfolio, which could adversely affect our financial condition and results of operations.
We invest in bulk loan purchases and mortgage-backed obligations, which may lead to volatility in cash flow and market risk.
     Our loan portfolio largely consists of single-family residential loans acquired through bulk purchases. Our investment portfolio largely consists of mortgage-backed securities primarily secured by pools of mortgages on single-family residences. When we acquire such mortgage-backed securities and loans, we anticipate that the underlying mortgages will prepay at a projected rate, thereby generating an expected yield. Prepayment rates generally increase as interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Many of our mortgage-backed securities and bulk loan purchases were acquired at a premium purchase price. In accordance with applicable accounting rules, we will write-off such premiums when necessary due to loan prepayments with respect to our held for sale loan portfolio and amortize such premiums over the expected lives of our mortgage-backed securities and loans held for investment. If the mortgage loans we acquire or that secure our mortgage-backed securities prepay more rapidly than anticipated, we would have to write-off or amortize the premium on an accelerated basis, which would thereby adversely affect our profitability.

Loan servicing income derived from residential mortgage loan servicing rights may be adversely affected by during periods of declining interest rates.
     Owning residential mortgage loan servicing rights carries interest rate risk because the total amount of servicing fees earned, as well as the amortization of the investment in the servicing rights, fluctuates based on loan prepayments (affecting the expected average life of a portfolio of residential mortgage servicing rights). The rate of prepayment of mortgage loans may be influenced by changing national and regional economic trends, such as recessions or depressed real estate markets, as well as the difference between interest rates on existing mortgage loans relative to prevailing mortgage rates. During periods of declining interest rates, many borrowers refinance their mortgage loans. Accordingly, as prepayments of mortgage loans increase, the loan administration fee income related to the residential mortgage loan servicing rights corresponding to a mortgage loan ceases as mortgage loans are prepaid. Consequently, the market value of portfolios of residential mortgage loan servicing rights tends to decrease during periods of declining interest rates, since greater prepayments can be expected, and as a result, the amount of loan administration income received also decreases.
We may have fluctuations in our quarterly results.
     Our financial results are subject to significant quarterly fluctuations as a result of, among other things, the variance in the number and magnitude of purchases and sales of loans and/or servicing rights consummated by us from time to time. In addition, a portion of our revenues is derived from brokerage fees, the timing and receipt of which are unpredictable. Our operating results will fluctuate significantly in the future as a result of a variety of factors, some of which are outside of our control, including general economic conditions, economic conditions in the financial industry, the effects of governmental regulations and regulatory changes, capital expenditures and other costs relating to the expansion of operations, the introduction of new services by us or our competitors and the mix of services sold. In response to a changing competitive environment, we may elect from time to time to make certain pricing, service, or marketing decisions or enter into strategic alliances or make investments that could have a material adverse effect on our business, results of operations, financial condition and cash flow. Accordingly, our results of operations for any particular quarter are not necessarily indicative of the results that may be achieved for any succeeding quarter or for the full fiscal year.
A downturn in the Bank’s real estate markets could hurt its business.
     A downturn in the real estate markets in which the Bank originates, purchases and services mortgage loans could hurt its business because these loans are secured by real estate. Real estate values and real estate markets are generally affected by changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in tax laws and other governmental statutes, regulations and policies and acts of nature. If real estate prices decline, the value of real estate collateral securing the Bank’s loans could be reduced. The Bank’s ability to recover on defaulted loans by foreclosing and selling the real estate collateral would then be diminished and the Bank would be more likely to suffer losses on defaulted loans. As of September 30, 2005, approximately 98.2% of the book value of the Bank’s loan portfolio consisted of loans collateralized by various types of real estate. The Bank’s real property collateral is located throughout the United States. Any such downturn could have a material adverse effect on our business, financial condition and results of operations.
Our loan and servicing rights portfolio are geographically concentrated.
     Our loan portfolio is concentrated in California, Georgia, Illinois, Florida and Texas, while our loan servicing portfolio is concentrated in California, Texas, Missouri, New Mexico and Georgia. The geographic areas in which concentrations exist vary from time to time. Consequently, our results of operations and financial condition are dependent upon general trends in the markets in which concentrations exist and, more specifically, their respective residential, multi-family and commercial real estate markets. An economic decline in a particular geographic area may adversely affect the ability of borrowers to repay the loans or the values of properties or other assets that may secure our loans. In addition, certain geographic areas, including California, may be more vulnerable to risks of natural disasters, such as earthquakes and mudslides, which are not typically covered by standard hazard insurance policies maintained by borrowers. Moreover, Florida and Texas are vulnerable to hurricanes, and flood damage is not typically covered by standard hazard insurance policies maintained by borrowers. Uninsured disasters may adversely impact borrowers’ ability to repay loans made by us and the value of collateral underlying such loans, which could have a material adverse effect on our results of operations and financial condition.
We face strong competition from financial service companies and other companies that offer banking services, which could hurt our business.
     Pursuant to our proposed new management’s business strategy, we expect to expand our retail and commercial banking operations in the Colorado Front Range market. Increased competition within this market may result in reduced loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the financial and banking services that we offer, or intend to offer, in the Colorado Front Range market. These competitors include nationwide banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including savings and loan associations, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, our competitors include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous locations and mount extensive promotional and advertising campaigns. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions may have larger lending limits that would allow them to serve the credit needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain loan and deposit customers and a range in quality of products and services provided, including new technology-driven products and services. Technological innovation continues to contribute to greater competition in domestic and international financial services markets as technological advances enable more companies to provide financial services. If we are unable to attract and retain banking customers, we may be unable to achieve our anticipated loan and deposit growth and our business, financial condition and results of operations may be adversely affected.

The Bank’s allowance for loan losses may not be adequate to cover actual losses.
     A significant source of risk arises from the possibility that losses could be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. The underwriting and credit monitoring policies and procedures that the Bank has adopted to address this risk may not prevent unexpected losses that could harm our business, financial condition, results of operations and cash flows. Unexpected losses may arise from a wide variety of specific or systemic factors, many of which are beyond the Bank’s ability to predict, influence or control.
     Like other financial institutions, the Bank maintains an allowance for loan losses to provide for loan defaults and non-performance. The Bank’s allowance for loan losses may not be adequate to cover actual loan losses, and future provisions for loan losses could materially and adversely affect our business, financial condition, results of operations and cash flows. The allowance for loan losses reflects the Bank’s estimate of the probable losses inherent in the loan portfolio at the relevant balance sheet date. The Bank’s allowance for loan losses is based on prior experience, as well as an evaluation of the known risks in the current portfolio, composition and growth of the loan portfolio and economic factors. The determination of an appropriate level of loan loss allowance is an inherently difficult process and is based on numerous assumptions. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates that may be beyond the Bank’s control, and these losses may exceed current estimates. We cannot assure you that the Bank will not increase its allowance for loan losses further or that regulators will not require the Bank to increase its allowance. Either of these occurrences could harm our results of operations.
The mortgage loans that we hold are subject to risks of delinquency, foreclosure and loss, which could result in losses to us.
     The residential and commercial mortgage loans held in our loan portfolio are secured by residential and commercial properties and are subject to risks of delinquency, foreclosure and loss of principal and interest. The ability of a borrower to repay a loan secured by residential property typically is dependent primarily upon the income or assets of the borrower. In addition, other factors that affect the risk of our mortgage loan portfolio include:
•	property location and condition;

•	competition and demand for comparable properties;

•	changes in zoning laws for the property or its surrounding area;

•	environmental contamination at the property;

•	the occurrence of any uninsured casualty at the property;

•	changes in national, regional or local economic conditions;

•	declines in regional or local real estate values;

•	increases in interest rates and/or real estate tax rates;

•	changes in governmental rules, regulations and fiscal policies, including environmental legislation and tax laws; and

•	other events such as acts of God, natural disasters, war, terrorism, social unrest and civil disturbances.
     In the event of any default under a mortgage loan held in our mortgage loan portfolio, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral that we can realize upon foreclosure and sale and the principal and accrued interest of the mortgage loan and the cost of foreclosing on the related property. Losses resulting from mortgage loan defaults and foreclosures could have a material adverse effect on our income and cash flow from operations. We are exposed to greater risks of loss where we make both a first and second lien mortgage loans on the same property and we do not have the benefits of private mortgage insurance.
     In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy, as determined by the bankruptcy court. The lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process that can have a substantial negative effect on our originally anticipated return on the foreclosed mortgage loan.
The loan portfolios we acquire include loans that have had past payment delinquencies and as a result there is a higher risk of foreclosure and potential added foreclosure costs and expenses to us.
     Our loan portfolio includes mortgage loans that were originated by numerous lenders throughout the United States under various loan programs and underwriting standards. The loan portfolio includes some mortgage loans that we acquired that had payment delinquencies in the past or, to a lesser extent, were delinquent at the time we purchased the mortgage loan. As a part of our prior business strategy, portfolios of mortgage loans with varying degrees of current and past delinquencies were purchased at discounts. Although we perform due diligence at the time loans are purchased, the risk of continuing or recurrent delinquency remains. We assume substantially all risk of loss associated with mortgage loans we acquire in the case of foreclosure. This risk includes the cost of the foreclosure, the loss of interest, and the potential loss of principal to the extent that the value of the underlying collateral is less than our investment in the mortgage loan.
Our revenues from mortgage loan servicing can also be adversely affected by delinquencies and defaults.
     We are also affected by mortgage loan delinquencies and defaults on mortgage loans that we service. Under many types of mortgage servicing contracts, the servicer must forward to the owner of the loan all or part of the scheduled payments and mortgage and hazard insurance and tax payments even though sufficient escrow funds may not have been paid by borrowers. Until we are able to recover these advances, we must incur the cost of funds on the advance. Further, we must bear the increased costs of attempting to collect delinquent or defaulted mortgage loans and may experience losses if we are unable to recover the advanced funds.

We are exposed to risk of environmental liabilities with respect to properties to which we take title.
     In the course of our business we may foreclose and take title to real estate and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or we may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, if we are the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we become subject to significant environmental liabilities, our business, financial condition, results of operations and cash flows could be materially adversely affected.
If we sell mortgage loans or mortgage servicing rights and the underlying loan defaults, we may be liable to the purchaser for unpaid principal and interest on the loan.
     In the ordinary course of selling mortgage loans or mortgage servicing rights and in accordance with industry standards, we make certain representations and warranties to purchasers. If a loan defaults and there has been a breach of representations or warranties and we have no recourse against a third party, we may become liable for the unpaid principal and interest on the defaulted loan. In such a case, we may be required to repurchase the mortgage loan and bear any subsequent loss on the loan. When we purchase mortgage servicing rights or mortgage loans, we also are exposed to liability to the extent that an originator or other seller of the servicing rights is unable to honor its representations and warranties to us. At September 30, 2005, the Company had established a reserve for repurchases that may be required in connection with loans we originated and sold in connection with the sale of our wholesale production platform in February 2003. As of September 30, 2005, this reserve balance was $2.0 million.
If a loan originator or seller of mortgage loans and mortgage servicing rights breaches its representations and warranties to us, we may be at risk if such seller does not have the financial capacity to pay for damages we incur as a result of such breach or to repurchase any such loan.
     We generally receive representations and warranties from the originators and sellers from whom we purchase mortgage loans and mortgage servicing rights, as well as contractually providing for recourse relating to performance of the loans we purchase. However, in the event of an originator’s and/or seller’s breach of such representations and warranties, we may be subject to the risk of loss that may result from such a breach if the seller and/or originator does not have the financial capacity to pay for any damages we incur or to repurchase loans when called upon by us to do so.

An adverse ruling in the litigation against our subsidiary, Sterling Trust, would likely have a material adverse effect upon our financial condition and results of operations.
     Our subsidiary, Sterling Trust Company, or Sterling Trust, was named as a defendant in an action filed in July 1999 styled Roderick Adderley, et al. v. Advanced Financial Services, Inc., et al., that was tried in Tarrant County, Texas District Court in the spring of 2000. In this action, approximately 60 plaintiffs sued Sterling Trust and others alleging, among other theories, breach of fiduciary duty and aiding and abetting under the Texas Securities Act in connection with the plaintiffs’ investments in a series of companies controlled by a broker employed by a broker-dealer unaffiliated with Sterling Trust. Sterling Trust acted as custodian for approximately a majority of the plaintiffs’ self-directed individual retirement accounts, through which the investments in such companies were made. The jury returned a verdict adverse to Sterling Trust and awarded a judgment for certain of the plaintiffs in the amount of approximately $6.4 million, plus post-judgment interest and conditional attorneys’ fees for the plaintiffs in connection with any appeals. After an appeal to the Court of Appeals for the Second District of Texas (Fort Worth), Sterling Trust appealed to the Texas Supreme Court. On June 17, 2005, the Supreme Court of Texas reversed and remanded the case to the trial court for further proceedings based upon reversible errors in the instructions given to the jury regarding the theories on which Sterling Trust’s liability was founded. The ultimate legal and financial liability of Sterling Trust and us, if any, in this matter cannot be estimated with certainty at this time. A ruling in this case against Sterling Trust and an award of damages may have a material adverse effect upon our financial condition, results of operations and cash flow.
Litigation initiated against us may have a material adverse effect upon our results of operations, financial condition and cash flows.
     In the ordinary course of our business we become subject to claims made against us by borrowers and private investors arising from, among other things, losses that are claimed to have been incurred as a result of alleged breaches of contract and fiduciary obligations, misrepresentations, errors and omissions of our employees, officers and agents, incomplete documentation and failures by us to comply with various laws and regulations applicable to our business, including federal and state banking and consumer lending laws. There can be no assurance that any liability with respect to current legal actions, or ones that might be instituted in the future, would not be material to our financial condition, results of operations or cash flows. See “Part 1., Item 3. Legal Proceedings” in our Annual Report on Form 10-K for the year ended December 31, 2004 for more information regarding outstanding litigation.
Our loans to charter schools involve additional risk of default if the school’s charter is not renewed or revoked or if laws governing charter schools are materially changed.
     We offer limited financing to charter schools in several states, including Arizona, Colorado, Missouri, Florida and Texas. In addition to the risks associated with commercial lending generally, which are discussed elsewhere in these “Risk Factors,” financing of charter schools carries some additional, unique, risks. Charter schools are typically organized under charters granted by sponsoring governmental entities. The parameters of individual charters are generally dictated by the state law authorizing the organization of charter schools, as well as the sponsoring governmental entity of the particular charter school. The law under which each charter school is organized provides that the charter of a particular school will be reviewed periodically, sometimes annually and sometimes on a less frequent basis. In addition, at the expiration of a charter, the sponsoring governmental entity generally has sole discretion over whether to renew a school’s charter. We run the risk that the charter of a school or schools that we finance will not be renewed or will be revoked. If such an occurrence happens, the principal source of re-payment on our financing of such school or schools will effectively disappear. In such an event, it is likely that we would realize a significant loss with respect to such financing of the school in question because we would effectively have no recourse to the charter school or, since the sponsoring governmental entity does not guarantee or otherwise become liable for the obligations of a charter school, the sponsoring governmental entity.
     Appropriations for charter schools are generally made based upon the number of students enrolled in a particular charter school. In the event a particular charter school is unable to attract and keep enrolled a minimum number of students, such school would not be appropriated enough money to meet its obligations, including its obligations under the lease financing arrangements with us.
     We are also subject to the risk that the states in which charter schools are authorized to operate will determine to repeal or otherwise significantly alter the laws under which such charter schools operate. If the authorizing laws were repealed in states where we have outstanding financings, the result would be much the same as if the charter of a particular school were not renewed or were revoked; however, the impact on us would tend to be much more significant because the repeal would affect all schools financed by us in that state as opposed to one particular school in the case of non-renewal or revocation of a charter. If the laws were significantly changed or altered in a particular state, the impact on us would depend on the nature of the change or alteration.
Curtailment of government guaranteed loan programs could affect our SBA business.
     Our SBA business relies on originating, purchasing, pooling and selling government guaranteed loans, in particular those guaranteed by the SBA. From time to time, the government agencies that guarantee these loans reach their internal limits and cease to guarantee loans for a period of time. In addition, these agencies may change their rules for loans or the U.S. Congress may adopt legislation that would have the effect of discontinuing or changing the programs. If changes occur, the volumes of loans that qualify for government guarantees could decline. Lower volumes of origination of government guaranteed loans may reduce the profitability of our SBA business.
Failure in our automated systems and controls could subject us to increased operating costs as well as litigation and other liabilities.
     We depend heavily upon our automated systems and controls for our business and operations. These systems and controls support the evaluation, acquisition, monitoring, collection and administration of our loan and servicing portfolios, depository, general accounting and other management functions, as well as the consulting and brokerage functions we perform.

The failure of the automated systems, including a failure of data integrity or accuracy, could have a material adverse effect on our business and financial condition.
     The computer systems and network infrastructure we use could be vulnerable to unforeseen problems. Our operations are dependent upon our ability to protect our computer equipment against damage from fire, power loss, telecommunications failure or a similar catastrophic event. Any damage or failure that causes an interruption in our operations could have an adverse effect on our financial condition and results of operations. In addition, our operations are dependent upon our ability to protect the computer systems and network infrastructure utilized by us against damage from physical break-ins, security breaches and other disruptive problems caused by the Internet or other users. Such computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through our computer systems and network infrastructure, which may result in significant liability to us and deter potential customers. Although we, with the help of third-party service providers, intend to continue to implement security technology and establish operational procedures to prevent such damage, there can be no assurance that these security measures will be successful. A failure of such security measures could have an adverse effect on our financial condition and results of operations.
Security of our computer systems and network infrastructure is important to our business and our ability to protect customer information, and breaches of our computer and network security may result in customer information being compromised and/or identity theft, which would have a material adverse effect upon our business.
     In our business, we maintain personal and financial information about our current, past and potential customers on our computer systems and network infrastructure, such as customer names, addresses, social security numbers, tax identification numbers, bank account numbers, information on loan applications and other sensitive personal and financial information about our customers. In addition, many of our customers use the Internet and connect to our website to access their bank accounts to retrieve information about their accounts, as well as conduct online transactions, such as online bill payments. If the security of our encrypted computer systems and network infrastructure responsible for storing our customers’ personal and financial data and information and/or the security of our online banking Internet services are breached by an unauthorized person or entity, then the customer’s information that is stolen from us could be potentially misused by any such unauthorized person. This could include the loss of privacy of such customer’s non public information through the sale and/or disclosure of such information to third parties, as well as the potential that the stolen customer information could be used in such a way that results in identity theft of the customer. We cannot be certain that advances in criminal capabilities, new discoveries in the field of cryptography or other developments will not compromise or breach our encrypted computer systems and network infrastructure that is responsible for the storage of our customer’s personal and financial information. If our security measures fail to protect our customer’s information, our existing and future customer base may be adversely effected, we may become subject to customer lawsuits, the public perception of us may be diminished, and our results of operations and financial condition would be adversely affected.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.
     We are subject to extensive regulation, supervision and examination. The Bank is regulated by the OTS and the FDIC, and we are regulated by the OTS. The Bank also belongs to the FHLB System and, as a member of such system, the Bank is subject to certain regulations promulgated by the FHLB of Topeka and FHLB of Dallas. Any change in the laws or regulations applicable to us, or in banking regulators’ supervisory policies or examination procedures, whether by the OTS, the FDIC, the FHLB System, the United States Congress or other federal or state regulators could have a material adverse effect on our business, financial condition, results of operations and cash flows.
     This regulation and supervision limits the activities in which we may engage. The purpose of regulation and supervision is primarily to protect the FDIC’s insurance fund and our depositors and borrowers, rather than our shareholders. Regulatory authorities have extensive discretion in the exercise of their supervisory and enforcement powers. They may, among other things, impose restrictions on the operation of a banking institution, the classification of assets by such institution and such institution’s allowance for loan losses. Regulatory and law enforcement authorities also have wide discretion and extensive enforcement powers under various consumer protection and civil rights laws, including the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act, the Truth-in-Saving Act, the Federal Trade Commission Act and Colorado’s deceptive acts and practices law. These laws also permit private individual and class action lawsuits and provide for the recovery of attorneys fees in certain instances. No assurance can be given that the foregoing regulations and supervision will not change so as to affect us adversely.
Sterling Trust is subject to regulation as a trust company and could be the subject of third party actions as a result of the trust services it provides.
     As a Texas-chartered trust company, Sterling Trust is subject to supervision, regulation and examination by the Texas Department of Banking. Pursuant to applicable law, a Texas trust company, such as Sterling Trust, is subject to virtually all provisions of the Texas Banking Act as if the trust company were a state-chartered bank. The activities of a Texas trust company are limited by applicable law generally to acting as a trustee, executor, administrator, guardian or agent for the performance of any lawful act, and to lend and accumulate money when authorized under applicable law. Sterling Trust is also subject to Internal Revenue Service and Department of Labor regulations. This regulation and supervision limits the activities in which Sterling Trust may engage and the Texas Department of Banking has supervisory and enforcement power with respect to Sterling Trust’s operations. No assurance can be given that the foregoing regulations and supervision will not change so as to affect Sterling Trust or us adversely.
     As a custodian of self-directed individual retirement accounts and other retirement accounts, Sterling Trust does not provide investment advice, nor does it maintain discretion, with regard to the investment choices made by its customers and their representatives. Nevertheless, Sterling Trust has been in the past, and may be in the future, subject to claims by third parties that the provision by Sterling Trust of these self-directed custodial services constitute a breach of contract, breach of fiduciary duty, or similar breach or violation of duty or law. While we believe federal law and the laws of the various states in which we operate support our view of Sterling Trust’s duties, or lack thereof, in that regard, there can be no assurances that any third party that takes a contrary position will not prevail in any litigation or other proceeding challenging the matter.
We will be exposed to risks relating to the evaluations of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002.
     We are currently in the process of evaluating our internal control systems to allow management to report on, and our independent auditors to audit, our internal control over financial reporting. We will be performing the system and process evaluations and testing, and any necessary remediation, required for compliance with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. These systems are necessary to produce accurate financial reports and prevent fraudulent financial activity. As a “non-accelerated” filer, we are required to comply with Section 404 beginning with our Annual Report on Form 10-K for the year ending on or after July 15, 2007; however, if our market capitalization as of June 30, 2006 equals or exceeds $75.0 million, which we expect will be the case following the proposed private offering, we will be required to comply with Section 404 beginning with our Annual Report on Form 10-K for the fiscal year ending on December 31, 2006. We cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board rules and regulations that remain unremediated. As a public company, we are required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or are reasonably likely to, materially affect internal controls over financial reporting. A “material weakness” is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. If we fail to implement the requirements of Section 404 in a timely manner, we may be subject to sanctions or investigation by regulatory authorities such as the SEC or the Nasdaq National Market. In addition, if any material weakness or deficiency is identified and is not remedied, investors may lose confidence in the accuracy of our reported financial information, and the price of our common stock could be significantly adversely affected as a result. In addition, if we grow and become an accelerated filer, we may have to comply with Section 404 much earlier than expected.
Our ability to service our debt and pay dividends is subject to our ability to receive dividends from our subsidiaries.
     We are a separate legal entity from our subsidiaries and do not have significant operations of our own. We currently depend on our cash and liquidity as well as dividends from our subsidiaries to pay our operating expenses. In addition, as of September 30, 2005, we had an aggregate of $74.9 million in borrowings. As of September 30, 2005, the annual interest payments due on our borrowings, based on the applicable interest rates at that date, were approximately $6.0 million. No assurance can be made that in the future our subsidiaries will have the capacity to pay the necessary dividends to satisfy our obligations. The availability of dividends from the Bank is limited by various statutes and regulations. It is possible, depending upon the financial condition of the Bank and other factors, that the OTS could assert that the payment of dividends or other payments by the Bank are an unsafe or unsound practice. In the event our subsidiaries are unable to pay dividends sufficient to satisfy our obligations, we may not be able to service our debt, pay our obligations as they become due or pay dividends on our common stock. Consequently, under such circumstances, an inability to receive dividends from our subsidiaries could have a material adverse effect on our financial condition, results of operations and prospects.
The brokerage services provided by Matrix Trading may adversely affect revenue or result in losses.
     Our subsidiary, Matrix Bancorp Trading, Inc., or Matrix Trading, provides brokerage services to financial institutions and financial services companies operating within the mortgage banking industry. Matrix Trading’s brokerage business, by its nature, is subject to potential defaults by its clients, which include a client’s failure to pay for loans, mortgage-backed securities and/or mortgage servicing rights that they agreed to purchase, as well as a client’s failure to deliver loans, mortgage-backed securities or mortgage servicing rights that they agreed to sell. In addition, Matrix Trading’s brokerage business involves credit and/or default risk involving the counterparty of a transaction that Matrix Trading brokers on behalf of its clients. These credit and default risks consist of the risk of insolvency or other inability of the counterparty to a particular transaction to perform its obligations in such transaction. Any or all of these risks in a transaction that Matrix Trading brokers may result in such brokered transaction not closing and Matrix Trading losing its commissions, which would have an adverse effect upon Matrix Trading’s revenue and may result in losses due to the resources and expenses incurred by Matrix Trading to broker such failed transaction.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATRIX BANCORP, INC.
Dated: November 7, 2005	By:	/s/ T. Allen McConnell
		Name:	T. Allen McConnell
		Title:	Senior Vice President, Secretary and General Counsel